Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Investment Funds

We consent to the use of our report dated April 6, 2020, with respect to the financial statements of Putnam Small Cap Value Fund, a series of Putnam Investment Funds, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

June 24, 2021